March 20, 2006



World Leisure Group Limited
Trident Trust Company Limited
PO Box 146
Road Town Tortola
British Virgin Islands
Gentlemen:

            Reference is made to the Registration Rights and Governance Agreement dated as of July 3, 2001 (as amended, the "Agreement"), by and among Sun International Hotels Limited, a company incorporated under the laws of The Bahamas (renamed "Kerzner International Limited") (the "Company"), Sun International Investments Limited, a company incorporated under the laws of the British Virgin Islands, World Leisure Group Limited, a company incorporated under the laws of the British Virgin Islands ("WLG"), Kersaf Investments Limited, a company incorporated under the laws of the Republic of South Africa, Caledonia Investments PLC, a company incorporated under the laws of England ("Caledonia"), Mangalitsa Limited, a company incorporated under the laws of The Bahamas, Cement Merchants SA, a company, incorporated under the laws of Panama, Rosegrove Limited, a company incorporated under the laws of the British Virgin Islands, Royale Resorts Holdings Limited, a company incorporated under the laws of Bermuda and Sun International Inc., a company incorporated under the laws of Panama.

         The undersigned are pleased to confirm that each of them are, by this letter, waiving the restrictions of Section 2.1 of the Agreement solely with respect to the WLG Proposal. For purposes of this waiver letter, the term "WLG Proposal" means the proposal by K-Two Holdco Limited (which is an affiliate of WLG) ("Buyer") to acquire all of the outstanding shares of the Company at a price of $76.00 per share in cash, pursuant to and in the manner contemplated by the Agreement and Plan of Merger by and among the Company, Buyer and K-Two Subco Limited dated as of March 20, 2006 (the "Merger Agreement"), and other related documents that are on terms acceptable to the Company.

         This letter constitutes a valid waiver under the terms of the Agreement and may be relied upon by WLG and Buyer for all purposes, subject to the limitations of such waiver set forth herein. The Company also confirms that this waiver has been approved by the approval of a majority of the Company's Independent Directors (as defined in the Agreement). WLG acknowledges that it continues to be bound by all existing agreements between it and the Company, including the Agreement, and that this letter agreement does not in any manner modify or limit the Company's or WLG's rights under such agreements, except as and to the extent specifically set forth herein.




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         This letter and the waivers set forth herein will terminate and be of no further effect upon the termination of the Merger Agreement.


                                 Sincerely,



                                 KERZNER INTERNATIONAL LIMITED



                                 By:  /s/ Eric Siegel
                                      ------------------------------
                                      Name:  Eric Siegel
                                      Title: Chairman of the Special Committee


                                      CALEDONIA INVESTMENTS PLC


                                      By: /s/ Graeme P. Denison
                                      ------------------------------
                                      Name:  Graeme P. Denison
                                      Title:  Company Secretary



                                      CEMENT MERCHANTS SA


                                      By: /s/ Dr. Hans Eggenberger
                                      ------------------------------
                                      Name:  Dr. Hans Eggenberger
                                      Title:  Director

                                      By: /s/ Gerhard Meier
                                      ------------------------------
                                      Name: Gerhard Meier
                                      Title:  Director

Agreed and Acknowledged:

WORLD LEISURE GROUP LIMITED

By: /s/ Solomon Kerzner
    -----------------------
     Name:  Solomon Kerzner
     Title: Chairman